Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-004		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

TENDER OFFER AND CONSENT SOLICITATION

FOR ITS 6.125% SENIOR NOTES DUE 2014

March 2, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its $300,000,000 outstanding aggregate principal amount 6.125% Senior Notes due 2014 (CUSIP 440543 AB 2) (the “Notes”). In connection with the Offer, the Company is soliciting consents (the “Consent Solicitation”) to proposed amendments that would eliminate most of the restrictive covenants and default provisions contained in the indenture governing the Notes (the “Indenture”).

The Offer is scheduled to expire at 11:59 p.m., New York City time, on March 29, 2012, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on March 15, 2012, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (as defined below). The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment on an initial settlement date (“Initial Settlement Date”) as early as March 16, 2012. Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (defined below).

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Expiration is $1,012.71, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Expiration will be eligible to receive only the “Tender Offer Consideration,” which is $982.71 for each $1,000 principal amount of Notes, and does not include a consent payment. Holders whose Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date. Holders who validly tender their Notes before the Consent Expiration will be eligible to receive payment on the Initial Settlement Date, and holders who validly tender their Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive payment on the final settlement date, which is expected to be March 30, 2012.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

In connection with the Offer, the Company is soliciting consents to certain proposed amendments to the Indenture. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes. No consent payments will be made in respect of Notes tendered after the Consent Expiration. Following receipt of the consent of holders of a majority in aggregate principal amount of the Notes, the Company will execute a supplemental indenture to amend the Indenture to eliminate substantially all of the restrictive covenants and certain events of default in the Indenture.

Tendered Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on March 15, 2012, unless extended (the “Withdrawal Time”), but generally not afterwards, unless required by law. Any extension or termination of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding Notes governed by the Indenture, (2) execution of a supplemental indenture effecting the amendments, (3) consummation of the capital markets debt financing announced today raising proceeds on terms satisfactory to the Company in an amount sufficient to fund the Offer and (4) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated March 2, 2012, copies of which may be obtained from Global Bondholder Services, the depositary and information agent for the Offer, by calling (866) 294-2200 (US toll-free) or (212) 430-3774 (collect).

The Company has also retained J.P. Morgan Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC as dealer managers for the Offer and solicitation agents for the Consent Solicitation. Questions regarding the terms of the Offer may be directed to J.P. Morgan Securities LLC at (212) 834-4802 (collect) and (866) 834-4666 (US toll-free), Barclays Capital Inc., Liability Management Group, at (212) 528-7581 (collect) and (800) 438-3242 (US toll-free) and Wells Fargo Securities, LLC, Liability Management Group, at (704) 715-8341 (collect) and (866) 309-6316 (US toll-free).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated March 2, 2012. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with respect to the purchase or redemption of Notes and proposed amendment to the Indenture. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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